Exhibit 3.6

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF THE SERIES B 20% PREFERRED STOCK

OF ORIGIN, INC.

The undersigned, being the Executive Chairman and Chief Executive Officer of Origin, Inc., a Delaware corporation (the “Company”), in accordance with the provisions of the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to the authority conferred upon the board of directors of the Company (the “Board of Directors”) by the amended and restated certificate of incorporation of the Company, as amended, (the “Certificate of Incorporation”) the following resolution creating a series of Series B Preferred Stock, was duly adopted on January 2, 2020:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the Certificate of Incorporation, there hereby is created out of the shares of preferred stock of the Company, par value $0.01 per share, as authorized in Article IV, Section 4.2(b) of the Certificate of Incorporation (the “Preferred Stock”), a series of Preferred Stock, to be designated the “Series B 20% Preferred Stock,” consisting of 10,000 shares of Preferred Stock;

1. Designation and Amount. The shares of such series of Preferred Stock shall have a par value of $0.01 per share and shall be designated as “Series B 20% Preferred Stock” (the “Series B Preferred Stock”) and the number of shares constituting the Series B Preferred Stock shall be 10,000 shares of Preferred Stock. The Series B Preferred Stock shall have a stated value of $100 per share (the “Stated Value”).

2. Dividends.

2.1 Payment of Dividends. Each holder of the Series B Preferred Stock (a “Holder” and collectively, the “Holders”) will be entitled to receive dividends at the simple rate of twenty percent (20%) of the Stated Value per share per annum, payable in cash only upon redemption of the Series B Preferred Stock, and prior to and in preference to any declaration or payment of any dividend on the common stock of the Company, par value $0.01 per share (the “Common Stock”). Any payments required to be made hereunder on any day that is not a business day shall be made on the next succeeding business day without interest or additional payment for such delay. Unless otherwise stated herein, any actions required to be made hereunder on any day that is not a business day shall be taken on the next succeeding business day.

2.2 Dividend Preference. So long as any shares of Series B Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend on any shares of Common Stock or classes and series of Preferred Stock of the Company which by their terms do not rank senior to the Series B Preferred Stock (“Junior Stock”) (other than dividends payable in additional shares of Junior Stock), unless at the time of such dividend the Company shall have paid all accrued and unpaid dividends on the outstanding shares of Series B Preferred Stock. The shares of Series B Preferred Stock shall rank pari passu in preference to the Company’s outstanding Series A 8% Convertible Preferred Stock (the “Series A Preferred Stock”).

3. Redemption

3.1 Redemption.

(a) By the Holders. Commencing on the earlier to occur of (i) December 31, 2020 and (ii) the completion by the Company (following the closing of the financing in which the shares of Series B Preferred Stock are first issued) of an equity or debt financing yielding gross proceeds of $15 million or greater (the “Redemption Date”), at the option of the Holders of a majority of the then outstanding shares of the Series B Preferred Stock, the Company shall redeem all of the shares of Series B Preferred Stock (a “Redemption”) of each Holder, for cash. The aggregate redemption price paid to each Holder shall be equal to the Stated Value for each share of Series B Preferred Stock plus accrued but unpaid dividends thereon, multiplied by the number of shares of Series B Preferred Stock held by such Holder (the “Redemption Purchase Price”). On the Redemption Date, the Company shall confirm the number of shares of Series B Preferred Stock held by each Holder in accordance with its books and records. Upon the date the Redemption Purchase Price is paid to a Holder, the Series B Preferred Stock held by such Holder shall be deemed cancelled without any further action required of the Holder or the Company.

(b) By the Company. At any time, at the election of the Company and upon written notice to the Holders, the Company shall have the right to effect a Redemption of all of the shares of Series B Preferred Stock of each Holder, for cash, for an amount equal to the Redemption Purchase Price. Upon the date the Redemption Purchase Price is paid to a Holder, the Series B Preferred Stock held by such Holder shall be deemed cancelled without any further action required of the Holder or the Company.

3.2 Transfer of Preferred Stock. A Holder shall not, directly or indirectly, sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise) (each a “Transfer”) the Series B Preferred Stock, in whole or in part, or any right, title or interest herein or hereto, except in accordance with the provisions of this certificate of designations, preferences and rights of the Series B Preferred Stock (the “Certificate”). Subject to the requirements of any written contractual arrangement between the Company and any Holder, the Company may refuse to register any Transfer of Series B Preferred Stock in violation of this Certificate. Upon the Transfer of the Series B Preferred Stock, in whole or in part, through the use of an assignment form in a form reasonably satisfactory to the Company, and in accordance with applicable law or regulation, and the payment by the Holder of funds sufficient to pay any transfer tax, the Company shall issue and register the Series B Preferred Stock in the name of the estate or administrator of the Holder. Notwithstanding any other provision of this Certificate, the Company may refuse to register any Transfer made pursuant to this Section 3.2 unless (a) the Transfer complies in all respects with the applicable provisions of this Certificate and (b) the Transfer complies in all respects with applicable federal and state securities laws, including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”).

3.3  Restrictive Legend. Each certificate evidencing shares of Series B Preferred Stock issued to the Holder shall bear the following restrictive legend or a similar legend until such time as the transfer of such security is not restricted under the federal securities laws:

THE TERMS OF THIS SECURITY SHALL BE GOVERNED BY THE CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES B 20% CONVERTIBLE PREFERRED STOCK OF ORIGIN, INC. (THE “COMPANY”), A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

NEITHER THESE SECURITIES, NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE, HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER APPLICABLE STATE SECURITIES LAWS. NEITHER THESE SECURITIES, NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE, MAY BE OFFERED FOR SALE, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY.

4. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Company, the Holders of the Series B Preferred Stock shall be entitled to receive out of the assets of the Company legally available for distribution: (a) on a pari passu basis with the holder of Series A Preferred Stock, (b) prior to and in preference to distributions to the holders of Common Stock or Junior Stock, and (c) either in preference to or pari passu with the holders of any other series of Preferred Stock that may be issued in the future that is expressly made senior or pari passu, as the case may be, an amount equal to the Stated Value per share of the Series B Preferred Stock plus accrued but unpaid dividends thereon. The remaining assets of the Company shall be distributed to the holders of the outstanding equity securities of the Company in accordance with their liquidation rights.

5. Voting Rights. Prior to January 21, 2020, all shares of Series B Preferred Stock outstanding shall collective have one (1) vote (to be divided equally amongst all such outstanding shares) on any matter brought before holders of Common Stock at any annual or special meeting of the Company’s stockholders. As of and following January 21, 2020, each share of Series B Preferred Stock will entitle the Holder thereof to one (1) vote on any matter brought before holders of Common Stock at any annual or special meeting of the Company’s stockholders.

6. Miscellaneous.

6.1 Amendments in Writing. Except as otherwise provided herein, the provisions of this Certificate may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the approval of the Board of Directors and the Holders representing at least a majority of the outstanding shares of Series B Preferred Stock, together with any other required approvals of the Company’s stockholders.

6.2 Mutilated, Lost, Stolen or Destroyed Certificate. In case a Series B Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Company shall issue and deliver in exchange and substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the certificate, mutilated, lost, stolen or destroyed, a new certificate of like tenor and representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and an indemnity or bond, if requested, also reasonably satisfactory to it.

6.3 Notices. Notice to any Holder of the Series B Preferred Stock shall be given in accordance with Section 6.8 of that certain Securities Purchase Agreement, dated January 2, 2019, between the Company and the initial Holders of the Series B Preferred Stock (the “Purchase Agreement”), and otherwise to the registered address set forth in the Company’s records for such Holder.

6.4 Effectiveness. This Certificate of Designation shall become effective upon the filing thereof with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed in its name and on its behalf on this 9th day of January, 2020 by a duly authorized officer of the Company.

ORIGIN, INC.

By:	/s/ Michael Preston
	Name:	Michael Preston
	Title:	Executive Chairman and Chief Executive Officer

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